Prospectus Supplement No. 2
to Prospectus dated May 12, 1999

                                                  Filed Pursuant to Rule 424B(3)
                                                  File No. 333-75645


                                 ALKERMES, INC.
                        3,680,508 SHARES OF COMMON STOCK

         This Prospectus Supplement supplements information contained in that certain Prospectus of Alkermes, Inc. (the "Company") dated May 12, 1999 (the "Prospectus") relating to the potential resale from time to time of Common Stock, par value $.01 per share (the "Common Stock") issued upon consummation of the merger between the Company's subsidiary and Advanced Inhalation Research, Inc. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

         The following table supplements the information set forth in the Prospectus under the caption "Selling Shareholders" with respect to the Selling Shareholders and the respective number of shares of Common Stock that may be sold by the Selling Shareholders pursuant to this Prospectus, as amended or supplemented:

                                                           NUMBER OF
                                                           SHARES OF
                                                         COMMON STOCK
                                                         BENEFICIALLY
                              AS OF AUGUST 18, 1999        OWNED AND          PERCENTAGE OF
                                 SHARES THAT ARE          THAT MAY BE          OUTSTANDING
                                 NOT SUBJECT TO          SOLD SUBJECT       COMMON STOCK AS OF
        NAME                       RESTRICTION            TO VESTING        AUGUST 18, 1999(1)
        ----                  ---------------------      ------------       ------------------

DAVID A. EDWARDS(2)                         0               591,556               2.34%

ODEON INVESTMENTS, L.P.(2)            167,000               167,000                 *

GERMAIN CHARITABLE TRUST(2)           167,000               167,000                 *

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*  Less than 1% of the outstanding Common Stock.

(1) On August 18,1999, there were 25,250,637 shares of Common Stock outstanding.

(2) David A. Edwards is the Chief Scientific Officer of Advanced Inhalation Research, Inc., a wholly owned subsidiary of the Company. Dr Edwards is the sole limited partner and owner of the general partner of Odeon Investments, L.P. Dr. Edwards is a beneficiary, and not the trustee, of the Germain Charitable Trust.

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS AUGUST 20, 1999